NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

CONVERTIBLE PROMISSORY NOTE

CHATAND, INC.

THIS CONVERTIBLE PROMISSORY NOTE is a duly authorized and validly issued Convertible Promissory Note of chatAND, Inc., a Nevada corporation, having its principal place of business at 244 5th Avenue, Suite C68, New York, New York 10001 (the “Company”) designated as its Convertible Promissory Note ( the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to David Stefansky with a principal address of 146 Beach 9th Street, Apt 5A, Far Rockaway, New York, NY 11691, or its assigns (“Holder”), pursuant to the terms hereunder, the principal sum of $15,000 on or before July 5, 2017 (the “Maturity Date”). The Company further promises to pay interest on the outstanding principal from the date hereof until payment in full at the rate of ten percent (10%) per annum and such interest shall be due at the Maturity Date. This Note is subject to the following additional provisions:

Section 1. Repayment and Additional Grants. The Company may repay this Note to Holder, in whole or in part, at any time. In addition, Holder may convert this Note, including any interest due and payable, in whole or in part, pursuant to Section 2 below. As an additional inducement to Holder to enter into the Note, the Company to issue to the Holder the Warrant to Purchase Shares of Common Stock substantially in the form attached hereto as Exhibit A.

Section 2. Conversion.

(a) Conversion Right. At any time during which either principal or interest remain outstanding under the Note, Holder shall have the right to convert the entire balance of the Note (including any unpaid interest) then outstanding into shares of common stock, at a conversion price of $0.01 per share (the “Conversion Price”); provided, however, if the Company raises any equity financing below the Conversion Price during the term of the Note, the Conversion Price shall be adjusted as set forth in Section 3 below.

1

(b) Mechanics of Conversion.

(i) Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion (the “Conversion Shares”) hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount and any accrued but unpaid interest under this Note to be converted by (y) the then applicable conversion price. All such Conversion Shares shall be “restricted securities” as such term is defined by the Securities Act.

(ii) Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after the Conversion date, the Company shall deliver, or cause to be delivered, to Holder, a certificate or certificates representing the Conversion Shares without restrictive legend, if applicable. “Trading Day” means any day during which the Company’s then current principal trading market shall be open for trading.

(iii) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note no less than one hundred percent (100%) of the number of shares required for such conversion. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall round up to the next whole share.

(v) Ownership Limitation. Notwithstanding anything to the contrary contained in this Note, if at any time Holder shall or would be issued shares of Common Stock, but such issuance would cause Holder (together with its affiliates) to beneficially own a number of shares exceeding 9.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), then the Company will not issue to Holder the shares that would cause Holder to exceed the Maximum Percentage.

(c) Representations of Holder. Holder is, and will be at the time of any conversion under this Note, an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Holder to utilize the information available with respect to the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Holder has the authority and is duly and legally qualified to purchase and own shares of the Company. Holder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

2

Section 3. Certain Adjustments and Covenants.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. Except with respect to Excluded Securities, if and whenever during the term of this Note the Company issues or sells Common Stock, options for common stock, or convertible securities for a consideration per share (the “New Conversion Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue, conversion, or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Conversion Price. For the avoidance of doubt, if the New Conversion Price is greater than the Applicable Price, there shall be no adjustment to the Conversion Price. For the purposes of this Section 3(a), “Excluded Securities” means any shares of Common Stock, options, restricted stock units or convertible securities issued or issuable (i) in connection with any approved stock plan and (ii) in connection with mergers, acquisitions, strategic licensing arrangements, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the purpose of which is not to raise additional capital. Notwithstanding the foregoing, any Common Stock issued or issuable to raise capital for the Company or its subsidiaries, directly or indirectly, in connection with any transaction contemplated by clause (ii) above, including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be Excluded Securities. Provided, however, any and all rights of Holder under this Section 3(a) shall immediately expire if and when the Company if and when the Company’s common stock becomes listed or quoted on a “national securities exchange” within the meaning of Section 6 of the Securities Exchange Act of 1934, as amended.

(b) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

3

(c) Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another entity of any kind, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity, person, or group of either) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, Holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. The Company shall use commercially reasonable efforts to ensure the holding period under Rule 144(d) of the Securities Act is maintained on behalf of Holder under the Note in the event of a Fundamental Transaction.

(d) Notice to Holder. Whenever the conversion price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to each Holder a notice setting forth the Conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 4. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events:

(i) any default in the payment of (A) the principal amount of any Note or (B) liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a conversion date or the Maturity Date or by acceleration or otherwise) which default, is not cured within ten (10) Trading Days;

(ii) the Company shall fail to observe or perform any other covenant or agreement contained in the Note which failure is not cured, if possible to cure, within ten (10) Trading Days after notice of such failure sent by Holder or by any other Holder; or

(iii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and such petition or proceedings shall not have been dismissed within ninety (90) days of the filing thereof.

4

(b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus other amounts owing in respect thereof through the date of acceleration, shall become, at the election of Holder’s of the majority in principal amount of the Notes then outstanding, immediately due and payable in cash or as otherwise specified herein. From the date of the Event of Default then the default interest shall be payable at fifteen percent (15%) per annum.

Section 5. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Company, or by Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the respective Company or Holder, at the address set forth above. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page, (ii) the second Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Company or Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. Any waiver by the Company or Holder must be in writing.

(e) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances

5

(f) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(h) Assumption. Any successor to the Company or any surviving entity in a Fundamental Transaction shall assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Note pursuant to written agreements in form and substance satisfactory to Holder (such approval not to be unreasonably withheld or delayed).

(i) Assignability. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Holder and Holder’s successors and assigns. This Note shall not be assigned by either the Company or Holder without the prior written consent of the other party.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the Company has caused this Note to be executed by a duly authorized officer as of the 5th day of July, 2016.

CHATAND, INC.

By:	/s/ Victoria D. Rudman
Name:	Victoria D. Rudman
Title:	Interim Chief Executive Officer and
Chief Financial Officer

AGREED TO AND ACKNOWLEDGE BY:

DAVID STEFANSKY

By:	/s/ David Stefansky
Name:	David Stefansky

7

EXHIBIT A

FORM OF WARRANT TO PURCHASE SHARES OF COMMON STOCK

8